SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2005

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant
as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646	61-1430858
(Commission File Number)	(IRS Employer Identification No.)

150 INDEPENDENCE DRIVE,
MENLO PARK, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 323-4100

n/a
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Bonus Plan

      On May 9, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Ultra Clean Holdings, Inc. (the “Company”) adopted an annual cash incentive plan (the “Plan”) that provides for payment of cash awards to eligible Company employees, including each of its named executive officers. Payment of awards is based on the achievement of Company and individual performance measures reviewed and approved by the Committee. For fiscal year 2005, the Committee established Company financial performance goals based on a combination of annual sales and operating profit. A portion of the bonus will be based on discretionary individual performance evaluations. The Company must achieve at least a specified level of operating profit, measured as a percentage of sales, in order for bonuses to be paid under the Plan. The maximum potential payout for 2005 under the Plan for any named executive officer is 200% of the eligible employee’s target bonus. The Committee has also reserved the right to pay discretionary bonuses outside the Plan.

Amendment to Employment Agreement with Clarence L. Granger

      On May 9, 2005, the Board of Directors of the Company approved an amendment to the employment agreement with Clarence L. Granger, a member of the Company’s Board of Directors and its President, Chief Executive Officer and Chief Operating Officer. Pursuant to the amendment to the employment agreement, Mr. Granger will receive an annual base compensation of $350,000 and a target bonus of $175,000. The term of the agreement has also been extended through March 2009. All other terms of the employment agreement remain unchanged. A copy of the amendment to the employment agreement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

      Exhibit 10.1: Amendment No. 2 to Employment Agreement with Clarence Granger dated May 9, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	May 13, 2005	By:	/s/ Clarence L. Granger

			Name:	Clarence L. Granger
			Title:	Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Amendment No. 2 to Employment Agreement with Clarence Granger dated May 9, 2005.